Exhibit 99.1

We have included Adjusted Operating EBITDA, a non-GAAP financial measure, in this Form 8-K. Adjusted Operating EBITDA will be defined in our senior secured credit facilities and other agreements governing our future indebtedness and is equal to net income, the most directly comparable GAAP financial measure, plus stock compensation expense, provision for income taxes, net interest expense, fair value losses on interest rate derivative, expenses relating to the early extinguishment of debt, depreciation and amortization, merger costs, changes in deferred revenue and changes in redemption settlement assets, certain other non-cash charges, non-recurring/one-time charges, other defined terms and cost savings.

We have presented Adjusted Operating EBITDA because certain covenants in the senior secured credit facilities and the agreements that will govern our other indebtedness will be tied to ratios based on this measure. Adjusted Operating EBITDA is presented on a last twelve months basis because when these measures are calculated for covenant compliance purposes they will be calculated on a trailing four-quarter basis. Such measure will also be subject to certain pro forma adjustments that have not yet been fully determined, but that will not affect the total amount of Adjusted Operating EBITDA for the twelve months ended September 30, 2007.

Adjusted Operating EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted Operating EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. generally accepted accounting principles, or GAAP.

In addition, Adjusted Operating EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted Operating EBITDA measure presented in this Form 8-K may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following is a reconciliation of net income to Adjusted Operating EBITDA:

Twelve Months Ended September 30, 2007
(dollars in millions)
Net income	$169.7
Interest expense, net	64.4
Provision for income taxes	107.3
Depreciation and other amortization	159.1
Impairment of long-lived assets	40.0
Merger and other costs	12.2
Stock compensation expense	53.0
Loyalty services adjustment(1)	44.2
Other non-cash charges(2)	18.1
Non-recurring/one-time charges(3)	1.8
Other defined terms(4)	30.1
Cost savings(5)	40.0

Adjusted Operating EBITDA	$739.9

(1)	Gives effect to cash the Company receives in the current period that will be recognized in future periods less the estimated costs of redemptions. For the twelve months ended September 30, 2007, the adjustment comprises an increase in deferred revenue of $125.7 million less an increase in restricted settlement assets of $25.6 million and the impact of related unrealized foreign exchange movements on these balances of $55.9 million.
(2)	Reflects the following non-cash charges: $8.4 million for amortization of historical premiums paid for third party private label credit card receivables and Retail Services signing bonuses on renewals and new agreements, $2.8 million related to amortization of securitization fees, $3.9 million related to the amortization of transaction services customer signing bonuses, $1.2 million related to the loss on disposal of fixed assets and $1.8 million in other write-offs.
(3)	Reflects non-recurring gains of $(2.8) million related to the sale of certain investments and intangible assets, $(0.6) million in other gains, conversion penalties of $2.8 million, $1.8 million related to non-recurring facility charges and $0.6 million related to legal and other costs.
(4)	Reflects $8.9 million for the pro forma effect of EBITDA of acquired companies, $5.8 million for franchise and similar state taxes, $5.7 million in severance expenses and $9.7 million in interest income.
(5)	Represents cost saving initiatives, which we will begin to implement after the consummation of the Merger, and expect to complete within 18 months.